Exhibit #2 - Press Release announcing the close of the sale of
        ArtToday, Inc. dated July 1, 2003
                                                                NEWS RELEASE

COMPANY CONTACT:
Pam Volpe
International Microcomputer Software, Inc.
415.878.4025
E-mail: pvolpe@imsisoft.com

          IMSI(R)CLOSES SALE OF ARTTODAY, INC. FOR $13 MILLION CASH AND
                              OTHER CONSIDERATION


NOVATO, Calif., July 1, 2003 - IMSI(R) (OTC "Bulletin Board": IMSI), a leading developer of visual content, design, and graphics software, today announced the closure of the sale of it's wholly owned subsidiary, ArtToday, Inc. to Jupitermedia Corporation (Nasdaq: JUPM) for $13 million dollars in cash, an earn-out that could result in an additional $4 million during the next two fiscal years and 250,000 shares of Jupitermedia stock.

"The sale of ArtToday will help IMSI grow its core software business," said Gordon Landies, President, IMSI. "This will enable us to increase our investment in our flagship Visual Design products including TurboCAD and FloorPlan and accelerate the growth of our online revenue through FloorPlan.com, Homeplan.com and other IMSI online sites".

"IMSI plans on hiring additional sales, direct marketing and product development people in Novato as part of its growth plans for the next fiscal year. This is the single biggest transaction in the history of the company and marks the beginning of a new era for IMSI" said Martin Wade, IMSI CEO. "We are emerging from this transaction with a significantly stronger balance sheet and a renewed focus on our core products".

About IMSI
Founded in 1982, IMSI has established a tradition of providing the professional and home user with innovative technology and easy-to-use, high-quality software products at affordable prices. The company maintains two business divisions. The Visual Design division is anchored by IMSI's flagship product, TurboCAD(R), and also develops and markets other visual content and design software such as FloorPlan(R) 3D. The Business Applications division provides businesses and end users with popular software solutions such as TurboProject(R), FormTool(R), FlowCharts&More(TM), HiJaak(R) and TurboTyping(TM). This division also provides ergonomic and keyboard training to Fortune 1000 companies for worker-related safety, productivity, and ergonomic compliance improvements through Keynomics, a wholly owned subsidiary of IMSI. More information about IMSI can be found at www.imsisoft.com.

IMSI and ArtToday are registered trademarks of International Microcomputer Software, Inc. and ArtToday, Inc, respectively. All other products are the trademarks or registered trademarks of their respective owners.

(C) 2003 International Microcomputers Software, Inc.  All rights reserved.

Safe Harbor Statement

This  announcement  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the company's annual report on Form 10-KSB for the year ended June 30, 2002, and such other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                                      # # #